UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 05, 2022

Turning Point Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38871	46-3826166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10628 Science Center Drive, Ste. 200
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 858 926-5251

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TPTX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 4, 2022, Turning Point Therapeutics, Inc. (the “Company”) entered into a license agreement (the “LaNova License Agreement”) with LaNova Medicines Limited (“LaNova”) for an exclusive, royalty-bearing license to intellectual property related to LM-302, a clinical stage anti-Claudin18.2 antibody drug conjugate (the “Product”), on a worldwide basis excluding Greater China and South Korea (the “Company Territory”). Under the LaNova License Agreement, the Company has the exclusive right to research, develop, use, register, offer for sale, import and otherwise commercialize the Product in the Company Territory and non-exclusive rights to manufacture the Product worldwide in support of activities in the Company Territory.

Pursuant to the LaNova License Agreement, the Company will pay LaNova an upfront cash payment of $25.0 million and may be obligated to pay milestone payments, which include up to $195.0 million in development and regulatory milestones and up to $880.0 million in sales milestones, and tiered royalty payments based on percentages (ranging from the mid-single digits to the mid-teens) of net sales (subject to customary deductions).

Subject to specified exceptions, for a period of time, the Company has agreed that neither it nor its controlled affiliates or sublicensees will engage in any clinical development, use or commercialization of specified products that would compete with the Products in the Company Territory, and LaNova has agreed that neither it nor its affiliates, licensees and its sublicensees will conduct any clinical development, use or commercialization of specified products that would compete with the Products in the Company Territory, other than expressly permitted activities.

The LaNova License Agreement will continue in effect until expiration of the last royalty term for the Product in any country in the Company Territory, where the royalty term for a Product in a given country in the Company Territory continues until the later of (i) the date of the last-to-expire valid claim within the Company’s patent rights that covers the Product in such country; (ii) the expiry of the regulatory exclusivity for such Product in such country; or (iii) 10 years after the date of the first commercial sale of the Product in such country. Subject to the terms of the LaNova License Agreement, the Company may terminate the LaNova License Agreement for convenience by providing written notice to the Company, which termination will be effective following a prescribed notice period. In addition, either party may terminate the LaNova License Agreement for the other party’s uncured material breach of the LaNova License Agreement, with a customary notice and cure period, or for the other party’s insolvency. LaNova may also terminate the agreement if the Company is acquired by a third party and the acquired party is engaged in activities with competing products that are not divested or discontinued, upon notice of termination to the Company within a specific period following closing of such acquisition. In addition, LaNova may terminate the LaNova License Agreement under specified circumstances if the Company or certain other parties challenge LaNova’s patent rights. If the Company terminates the agreement for convenience, the Company will grant to LaNova a non-exclusive, worldwide license, which may be royalty-bearing in certain circumstances, to intellectual property owned by the Company that is necessary for and was used by the Company to commercialize the Product.

The Company is responsible for conducting the development and commercialization activities in the Company Territory related to the Products at its own expense. The Company and LaNova will collaborate on a global development plan under which both parties will conduct global clinical studies in their respective territories. The Company and LaNova will each be responsible for the costs allocated to them in accordance with the agreed budget under the global development plan. Both the Company and LaNova have the ability to conduct local studies outside of the global development plan at their own expense.

Both the Company and LaNova have the obligation to use commercially reasonable efforts to conduct development activities under the agreed-upon global development plan. The Company has the obligation to use commercially reasonable efforts to perform local studies independent of the global development plan and to obtain regulatory approvals for the Product in the Company Territory.

LaNova has an initial obligation to supply the Company with the Product. After a specified period, the Company will assume responsibility for supply of the Product.

As part of the LaNova License Agreement, the Company also obtained the right of first negotiation for an exclusive license to develop, use, manufacture and commercialize other products containing components of the Product. In addition, the Company has the option to collaborate with LaNova on up to three additional antibody drug conjugate programs, initiated or proposed by either the Company or LaNova.

The foregoing description of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TURNING POINT THERAPEUTICS, INC.

Date:	May 5, 2022	By:	/s/ Brian Sun
Brian Sun Senior Vice President and General Counsel